PRINCIPAL FUNDS, INC.
SUB-ADVISORY AGREEMENT
SMALLCAP GROWTH FUND II

     AGREEMENT executed as of January 1, 2010, by and between PRINCIPAL
MANAGEMENT CORPORATION (hereinafter called "the Manager"), and ESSEX
INVESTMENT MANAGEMENT COMPANY, LLC. (hereinafter called "the Sub-
Adviser").

W I T N E S S E T H:

     WHEREAS, the Manager is the manager and investment adviser to each
Series of Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Manager desires to retain the Sub-Adviser to furnish it with investment advisory services with respect to assets allocated by the Manager for management by the Sub-Adviser for a portion of the portfolio of the Partners SmallCap Growth Fund II series (hereinafter called the "Series"), which the Manager has agreed to provide to the
Fund, and the Sub-Adviser desires to furnish such services; and

     WHEREAS, The Manager has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

 (a) Management Agreement (the "Management Agreement") with the
Fund;

 (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

 (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and
services to be provided by the Sub-Adviser.

     NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Adviser

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Adviser to act as the Manager's agent and attorney-in-fact with respect to the investment and reinvestment of assets in the Series with full power and authority to direct any custodian of the assets of the Series to purchase, sell or exchange any stocks, bonds, or other securities or such other assets which are acceptable to the Sub-Adviser
(individually, "security" and collectively, "securities") and to issue directly to a broker or dealer such orders for the purchase, sale or exchange of securities or other property, as the Sub-
Adviser may deem appropriate and without prior consultation with the Manager, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all
purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no
authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Adviser

  The Sub-Adviser will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for the Series consistent with each Series investment objective and policies.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio
turnover or any tax considerations, subject always to the
provisions of the Fund's registration statement, Articles of
Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general
conduct of the investment business of the Series.

(e) Maintain, in connection with the Sub-Adviser's investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange
Commission thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the
investment policies, procedures and approved investment program of the Series are being observed.

(g) Upon request, provide assistance and recommendations for the determination of the fair value of certain securities when
reliable market quotations are not readily available for
purposes of calculating net asset value in accordance with
procedures and methods established by the Fund's Board of
Directors.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Series. Except for
expenses specifically assumed or agreed to be paid by the Sub-
Adviser under this Agreement, the Sub-Adviser shall not be
liable for any expenses of the Manager, the Fund or the Series including, without limitation, (i) interest and taxes, (ii)
brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Series, and (iii) custodian fees and
expenses.

(i) Open accounts with broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders
with broker-dealers or issuers (including affiliated broker-
dealers), and negotiate commissions, if applicable. To the
extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Adviser. In such
event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the
Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The Sub-Adviser will report on such allocations at the request of the Manager, the Fund or the
Fund's Board of Directors providing such information as the
number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-
Adviser shall use its best efforts to obtain execution of
transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in
relation to the benefits received. However, the Sub-Adviser may select brokers or dealers on the basis that they provide
brokerage, research or other services or products to the Sub-
Adviser. To the extent consistent with applicable law, the Sub-
Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Adviser
determines in good faith that such amount of commission is
reasonable in relation to the value of the brokerage and
research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and
research products and/or services, may be viewed in terms of either that particular transaction or the overall
responsibilities which the Sub-Adviser and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Adviser in managing the
Series.  In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Adviser provided that all conditions of such order are complied with.

(j) Maintain all accounts, books and records with respect to the
Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisers Act of 1940 (the "Investment Advisers Act"), and the
rules thereunder, and furnish the Fund and the Manager with
such periodic and special reports as the Fund or Manager may reasonably request.  In compliance with the requirements of
Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Series are the
property of the Fund, agrees to preserve for the periods
described by Rule 31a-2 under the 1940 Act any records that it maintains for the Series and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to
surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the Manager. The Sub-
Adviser has no responsibility for the maintenance of Fund
records except insofar as is directly related to the services the Sub-Adviser provides to a Series.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Adviser's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Adviser's current Code of
Ethics.  Sub-Adviser shall promptly forward to the Manager a copy of any material amendment to the Sub-Adviser's Code of
Ethics along with certification that the Sub-Adviser has
implemented procedures for administering the Sub-Adviser's Code of Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request.  The Sub-
Adviser will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal
place of business on due notice to review the investments of a
Series.

(m) Provide such information as is customarily provided by a Sub-
Adviser and may be required for the Fund or the Manager to
comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of
1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and any rule or regulation thereunder.

(n) Vote proxies received on behalf of the Series in a manner consistent with Sub-Adviser's proxy voting policies and
procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by
SEC rule.

(o) Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by the Fund and complete and file notices of claims in connection with
class action lawsuits concerning securities owned by the Fund.

3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Adviser will not consult with any other investment advisory firm that provides investment sub-advisory services to the Fund or a fund that is under common control with the Fund regarding
transactions for the Fund in the securities or other assets
allocated to the Sub-Adviser pursuant to this Agreement, except as provided by Rule 12d-3-1 under the 1940 Act.

 4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Adviser hereunder with respect to the Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

     5. Liability of Sub-Adviser

Neither the Sub-Adviser nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Adviser's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement and/or insurance laws and rules except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Adviser or any of its directors, officers, employees, agents, or affiliates.  The Sub-Adviser shall not have any
responsibilities with respect to any assets of the Fund other than the Series.  The Manager shall not be responsible for any loss incurred by reason of any act or omission of any dealer or broker, or the Manager, or any custodian.

The Sub-Adviser shall be responsible only for managing the Series in good faith and in accordance with the investment objectives, fundamental policies and restrictions, and shall have no
responsibility whatsoever for, and shall incur no liability on account of (i) selection or establishment of such investment objectives, fundamental policies and restrictions (ii) advice on, or management of, any other assets for Manager or the Fund, (iii)
filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund for the
Manager or the Fund, (iv) registration of the Fund or Series with any government or agency, or (v) administration of the plans and trusts investing through the Fund, (vi) overall Fund compliance with the requirements of the 1940 Act, which requirements are outside of the Sub-Adviser's control, and any requirements of
Subchapter M of the Internal Revenue Code of 1986, as amended, which are outside of the Sub-Adviser's control and shall be
indemnified and held harmless by Manager for any loss in carrying out the terms and provisions of this Agreement, including
reasonable attorney's fees, indemnification to the Fund, or any shareholder thereof and, brokers and commission merchants, fines, taxes, penalties and interest.  Sub-Adviser, however, shall be liable for any liability, damages, or expenses of Manager or the
Fund arising out of the negligence, malfeasance or violation of applicable law by any of its employees in providing investment management services under this Agreement; and, in such cases, the indemnification by Manager, referred to above, shall be
inapplicable, and the Sub-Adviser shall indemnify and hold
harmless the Fund and Manager for any loss arising therefrom.

     6. Supplemental Arrangements

The Sub-Adviser may enter into arrangements with other persons affiliated with the Sub-Adviser or with unaffiliated third parties to better enable the Sub-Adviser to fulfill its obligations under this Agreement for the provision of certain personnel and
facilities to the Sub-Adviser, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

     7. Regulation

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     8. Manager's Representations

The Manager represents and warrants that (i) it is registered as an investment adviser under the Investment Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) it is not prohibited by the 1940 Act or the
Investment Advisers Act from performing the services contemplated by this Agreement; (iii) it has met, and will continue to meet for so long as this Agreement remains in effect, any applicable
federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this
Agreement; (iv) it has the authority to enter into and perform the services contemplated by this Agreement, and (v) it will
immediately notify the Sub-Adviser of the occurrence of any event that would disqualify the Manager from serving as an investment advisor of an investment company pursuant to Section 9(a) of the
1940 Act or otherwise.

     9. Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its
execution and, unless otherwise terminated, shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of
Directors of the Fund or by a vote of a majority of the
outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance
Company, the Sub-Adviser or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the
requirements of the 1940 Act, the Sub-Adviser will continue to act as Sub-Adviser with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Adviser or a different manager or Sub-Adviser or other definitive action; provided, that the compensation received by the Sub-Adviser in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the
Sub-Adviser, the Manager or by vote of a majority of the
outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section
9, the definitions contained in Section 2(a) of the 1940 Act
(particularly the definitions of "interested person," "assignment"
and "voting security") shall be applied.

10. Indemnification

(a) The Sub-Adviser agrees to indemnify and hold harmless the
Manager, any affiliated person within the meaning of Section
2(a)(3) of the 1940 Act ("affiliated person") of the Manager and each person, if any who, within the meaning of Section 15 of the Securities Act controls ("controlling persons") the
Manager, against any and all losses, claims, damages,
liabilities or litigation, including reasonable legal expenses
(collectively "Losses") to which the Manager or such affiliated person or controlling person of the Manager may become subject under the Securities Act, the 1940 Act, the Investment Advisers
Act, under any other statute, law, rule or regulation at common law or otherwise, arising out of the Sub-Adviser's
responsibilities hereunder (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Sub-Adviser, any of the Sub-Adviser's employees or
representatives or any affiliate of or any person acting on
behalf of the Sub-Adviser; or (2) as a result of any untrue
statement of a material fact contained in the Registration
Statement, including any amendment thereof or any supplement thereto, or the omission to state therein a material fact
required to be stated therein or necessary to make the
statement therein not misleading, if such a statement or
omission was made in reliance upon and in conformity with
written information furnished by the Sub-Adviser to the Manager specifically for use therein; provided, however, that in no
case is the Sub-Adviser's indemnity in favor of the Manager or any affiliated person or controlling person of the Manager
deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its
obligations and duties under this Agreement.
(b) The Manager agrees to indemnify and hold harmless the Sub-
Adviser, any affiliated person and any controlling person of the Sub-Adviser, if any, against any and all Losses to which the Sub-Adviser or such affiliated person or controlling person of the Sub-Adviser may become subject under the Securities Act, the 1940 Act, the Investment Advisers Act, under any other
statute, law, rule or regulation, at common law or otherwise, arising out of the Manager's responsibilities as investment
manager of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the
Manager, any of the Manager's employees or representatives or any affiliate of or any person acting on behalf of the Manager, or (2) as a result of any untrue statement of a material fact contained in the Registration Statement, including any
amendment thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading;
provided, however, that in no case is the Manager's indemnity in favor of the Sub-Adviser or any affiliated person or
controlling person of the Sub-Adviser deemed to protect such person against any liability to which any such person would
otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by
reason of its reckless disregard of its obligations and duties under this Agreement.  It is agreed that the Manager's
indemnification obligations under this Section will extend to expenses and costs (including reasonable attorneys fees)
incurred by the Sub-Adviser as a result of any litigation
brought by the Manager alleging the Sub-Adviser's failure to perform its obligations and duties in the manner required under this Agreement unless judgement is rendered for the Manager.

 11. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the
holders of a majority of the outstanding voting securities of the
Series and by vote of a majority of the Board of Directors of the
Fund who are not interested persons of the Manager, the Sub-
Adviser, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     12. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of
Iowa. The captions in this Agreement are included for
convenience only and in no way define or delimit any of the
provisions hereof or otherwise affect their construction or
effect.

(b) Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other
party, it is agreed that the address of the Manager for this purpose shall be the Principal Financial Group, Des Moines,
Iowa 50392-0200, and the address of the Sub-Adviser shall be
125 High Street, 29th Floor, Boston, MA., 02110.

(c) The Sub-Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Adviser fails to be registered as an
investment adviser under the Investment Advisers Act or
under the laws of any jurisdiction in which the Sub-Adviser
is required to be registered as an investment advisor in
order to perform its obligations under this Agreement.

(2) the Sub-Adviser is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation,
at law or in equity, before or by any court, public board or body, involving the affairs of a Series.

(d) The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of the assets of a Series, cash
requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the
Sub-Adviser to perform its duties and responsibilities
hereunder.

(e) The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer directly or indirectly to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.

(f) This Agreement contains the entire understanding and
agreement of the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                                           PRINCIPAL MANAGEMENT CORPORATION

                                                           By
____________________________________________

                                                           ESSEX INVESTMENT MANAGEMENT
COMPANY, LLC.

                                                           By
____________________________________________

APPENDIX A

     The Sub-Adviser shall serve as investment Sub-Adviser for each Series of the Fund identified below. The Manager will pay the Sub-Adviser, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as shown below (the "Sub-Adviser Fee"):

Series Assets Under Management Sub-Adviser Fee (as a percentage of
Daily Net Assets Managed)
Annualized Fee

   SmallCap Growth Fund II First $50 Million 0.70%
 Next $50 Million 0.60%
 Next $50 Million 0.55%
 Over $150 Million 0.50%

      In calculating the fee for the SmallCap Growth Fund II of
Principal Funds, Inc., assets of any unregistered separate account of
Principal Life Insurance Company and any investment company sponsored by
Principal Life Insurance Company to which the Sub-Advisor provides investment advisory services and which have the same investment mandate as the SmallCap Growth Fund II, will be combined (together, the
"Aggregated Assets").  The fee charged for the assets in the SmallCap
Growth Fund II shall be determined by calculating a fee on the value of the Aggregated Assets and multiplying the aggregate fee by a fraction, the numerator of which is the amount of assets in the SmallCap Growth
Fund II and the denominator of which is the amount of the Aggregated
Assets.

 The Sub-Adviser Percentage Fee shall be accrued for each
calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Adviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Series, as determined in accordance with the Series' Prospectus and Statement of Additional Information,
allocated to the Sub-Adviser for management as of the close of business on the previous business day on which the Series was open for business.
Cash and cash equivalents shall be included in the Series net assets calculation up to a maximum of 1.00% of the Series net assets. If the
Manager requests the Sub-Advisor to raise cash in the Series portfolio in excess of 1.00% of the Series net assets for the purpose of funding redemptions from the Series, such amount requested shall be included in the Series net assets calculation.

     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

ESSEX- 10